Exhibit 99.1

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NEWS
KADANT
AN ACCENT ON INNOVATION
One Acton Place, Suite 202
Acton, MA 01720

Investor contact: Thomas M. O'Brien, 978-776-2000
Media contact: GreatPoint Communications, 978-392-6866


             Kadant Approves Restructuring of its French Subsidiary

ACTON, Mass., November 22, 2004 - Kadant Inc. (NYSE:KAI) has approved a proposed restructuring of its Kadant Lamort subsidiary, based in Vitry-le-Francois, France, intended to strengthen the operation's competitive position in the European paper industry. Under French law, the proposal requires consultation with Kadant Lamort's workers' council, which consists of employees and trade union representatives, before implementation.

         The restructuring would involve the reduction of 136 full-time positions in France over the next six months. Kadant Lamort currently employs approximately 320 people throughout Europe. Kadant would accrue an estimated restructuring charge of $6 million to $10 million in the fourth quarter of 2004 for severance and associated costs related to the proposed workforce reduction. When fully implemented, the company expects to yield annualized savings from the restructuring of approximately $5 million to $7 million.

         "The weak market environment in Europe over the past few years has affected our ability to compete effectively," said Alain Serres, president of Kadant Lamort. "These decisions will be very difficult, but essential to allow Kadant Lamort to maintain its position as a leading supplier to the European pulp and paper industry. Our goal is to preserve as many positions as possible for the long term by improving the overall health of the business."

         William A. Rainville, chairman and chief executive officer of Kadant, said, "Kadant Lamort has been, and we expect will continue to be, our European base for supplying a range of products to the paper industry. Since we acquired the business in 1990, we have made substantial investments in facility improvements and technology advancement, including our only global R&D center for stock-preparation systems.

         "Other operations within Kadant have benefited in the past from reorganizations in response to market conditions. I am confident that the restructuring will enable Kadant Lamort to attain levels of profitability and competitiveness in line with Kadant operations elsewhere in the world. Alain and his team have our full support during this difficult process, and we believe that the proposed actions will allow a stronger, healthier Kadant Lamort to emerge as market conditions begin to improve."

         Kadant Lamort provides a range of products and services to the global pulp and paper industry, primarily in the European marketplace. Its products include stock-preparation systems used for the production of virgin and recycled packaging, printing, tissue, and special grades. The business also supplies paper machine doctoring equipment and other papermaking accessories, as well as water filtration, formation, and cleaning and conditioning systems.

         Kadant Inc. is a leading supplier of a range of products for the global papermaking and paper recycling industries, including stock-preparation equipment, water-management systems, and paper machine accessories. We also develop and manufacture composite building materials produced from recycled fiber and plastic. Kadant, based in Acton, Massachusetts, had approximately $204 million in revenues in 2003 and 1,000 employees worldwide. For more information, please visit www.kadant.com.


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         The following constitutes a "Safe Harbor" statement under the Private
Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements regarding the potential improvement or recovery of the paper industry; our projected operations; the future performance of our businesses; the estimated size, cost, and timing of the implementation of the restructuring; estimated annualized savings from the restructuring; and future profitability and competitiveness of the French operation. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading "Risk Factors" in Kadant's quarterly report on Form 10-Q for the period ended October 2, 2004. These include risks and uncertainties relating to our dependence on the pulp and paper industry; international sales and operations; competition; ability to manufacture and distribute composite building products, and the seasonality in sales and the long-term performance of such products; availability of raw materials and exposure to commodity price fluctuations related to the manufacture of composite and fiber-based products; acquisition strategy; protection of patents and proprietary rights; fluctuations in quarterly operating results; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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